                                                                     EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


             BENTON OIL & GAS COMBINATION PARTNERSHIP 1991-1, L.P.,
                        A CALIFORNIA LIMITED PARTNERSHIP


                                     SELLER


                                       AND


                           GOLDKING TRINITY BAY CORP.

                                    PURCHASER


                          FOR THE SELLER'S INTEREST IN
                             THE PROPERTIES KNOWN AS


                              UMBRELLA POINT FIELD


                                   JUNE 30, 1995


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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of June 30, 1995 by and between Goldking Trinity Bay Corp., a Texas corporation, ("Purchaser") and Benton Oil & Gas Combination Partnership 1991-1, L.P., a California limited partnership ("Seller");

                              W I T N E S S E T H:

         WHEREAS, Seller owns the working interest and net revenue interest set forth opposite such Seller's name on Schedule 1.2.2;

         WHEREAS, Seller desires to sell to Purchaser the Transferred Assets. and Purchaser desires to purchase from Seller the Transferred Assets, upon the terms and subject to the conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows.

                                    ARTICLE I
                                PURCHASE AND SALE

         Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the respective meanings given them in Appendix A hereto, which is incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

         1.1. CONVEYANCE AND TRANSFER OF TRANSFERRED ASSETS. Seller and Purchaser hereby agree that, at the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall convey, transfer and assign to Purchaser, the Transferred Assets.

                  For purposes of this Agreement, the term "Transferred Assets" shall mean all of each Seller's right, title and interest in certain oil and gas properties located in Galveston Bay, including all of each Seller's right, title and interest in and to the following assets:

                  (a) All of the oil and gas leases, oil, gas and mineral leases as described in Exhibit A attached hereto and incorporated herein (collectively referred to hereinafter as the "Leases" and individually as a "Lease"), and the leasehold estates created thereby, and the fee, mineral, royalty and overriding royalty interests, net profits interests, payments out of production and other real property interests described in Exhibit A, together with each and every kind and character of right, title, claim or interest that Seller has in and to the lands covered thereby, even though the interests of Seller therein may be incorrectly described, stated or limited on Exhibit A (collectively the "Properties", or singularly, a "Property"), together with all of each Seller's right, title and interest in and to all the property and rights incident thereto, including without limitation all of Seller's right, title and interest in and to:

                           (i) the rights, privileges, benefits and powers
                  conferred upon the holder of any Property with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by such Property that may be necessary, convenient or incidental to the possession and enjoyment of such Property;

                           (ii) the rights in any pooled, communitized or
                  unitized acreage included in whole or in part in any Property, including all production from the unit, pool or communitized area allocated to any such Property, and all interests in any wells within the unit, pool or communitized area allocated to such Property, whether such unit or pool production comes from wells located within or without the areas covered by a Property; and

                           (iii) all tenements, hereditaments and appurtenances
                  belonging to such Properties;

                  (b) All of each Seller's right, title and interest in and to the rights-of-way, easements. servitudes, permits, licenses, franchises, certificates of public convenience and necessity and similar rights and privileges, and other rights and interests in land primarily owned or used in connection with the Properties;

                  (c) All of each Seller's right, title and interest in and to all real, personal and mixed property and fixtures located at the Closing on the Properties or the aforesaid rights-of-way, easements and other related properties, or primarily used or held for use in connection with the ownership, management, development, exploration or operation of the Transferred Assets, including without limitation all of each Seller's right, title and interest in and to all wells, well equipment, platforms, pipes, valves, boilers, compressors, separators, heaters, dehydrators, gauges, meters and other measuring equipment, regulators, extractors, communication equipment, gas gathering systems, casing, tubing, pipelines, power lines, fuel lines, generators, pumps, motors, buildings, storage tanks and facilities, improvements, fittings, machinery, equipment (including, without limitation, personal computers and related peripheral equipment located in the field and software that is legally transferable without cost), supplies, spare parts, materials and inventories, other than inventories of Hydrocarbons in storage tanks or other facilities above the pipeline connection to each such storage tank or facility, and in gas pipelines downstream from the delivery point sales meters on such pipelines existing as of the Effective Time;

                  (d) All of each Seller's right, title and interest in and to all contracts, agreements, leases, and/or other arrangements, presently owned or acquired as a result of any agreement in existence prior to the Closing, including all causes of action pursuant thereto, to the extent used in connection with the ownership, management, development, exploration or operation of the Transferred Assets, including without limitation, all gas purchase and sale agreements, crude purchase and sale agreements, natural gas liquids purchase and sale agreements, farmin or farmout agreements, exchange agreements, bottom hole agreements, dry hole agreements, acreage contribution agreements, support agreements, seismic agreements, exploration agreements, joint venture agreements, operating agreements, unit agreements, pooling and communitization agreements, orders or declarations, balancing agreements, gas and natural gas liquids processing agreements, gathering and transportation agreements, construction and operation agreements, options, liens, security, interests, vendor financing agreements, surface leases, subleases and leases of equipment or facilities to the extent used or primarily useful in connection with the ownership, management, development, exploration or operation of the Transferred Assets and reasonably separable from Seller's other material rights in the contracts not used in connection with the Transferred Assets; provided, however, that no insurance contract or other insurance arrangement shall be included in the Transferred Assets (collectively, the "Contracts");

                  (e) All of each Seller's right, title and interest in and to all Hydrocarbons produced from or attributable to, the Properties and proceeds attributable thereto, at and after the Effective Time (subject to the provision of Section 1.3); provided, however, that all Hydrocarbons in storage tanks and other facilities above the pipeline connection to each such storage tank or facility, or in gas pipelines downstream from the delivery point sale meters on such pipelines at the Effective Time, shall remain the property of Seller; and


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


                  (f) All of each Seller's right, title and interest in and to all property and rights incident or attributable to the foregoing interests, including, without limitation all of each Seller's right. title and interest in and to:

                           (i) subject to the limitations of Section 13.2.8,
                  originals (or, to the extent that originals are not available, copies) of all books, records, files, contracts, muniments of title, reports, surveys and similar documents or materials, including computer tapes, disks and data with respect to any of the foregoing records, that relate to the foregoing interests, including without limitation, the purchase, exchange, operation, administration, sale or marketing thereof, or that constitute evidence of ownership thereof, to the extent such records are reasonably separable from Seller's corporate records, and excluding work product of Seller's legal counsel (other than title opinions) and documents relating to the negotiation and consummation of the transactions contemplated by this Agreement (collectively, the "Records");

                           (ii) (A) the proprietary geological, geophysical and
                  seismic data, materials and information (the "Proprietary Data"), (B) the non-proprietary geological, geophysical and seismic data, materials and information the transfer of which is not prohibited by any copyright or validly existing third party agreement, that is transferable to Purchaser without payment of a transfer fee or other consideration, (C) the maps, interpretations, records and other technical information related to or based upon the Proprietary Data and not related to or based upon the Non-Proprietary Data (the "Proprietary Information") and (D) the maps, interpretations, records and other technical information related to or based upon any combination of the Proprietary Data and the Non-Proprietary Data (the "Combined Information" and collectively, the "Evaluation Data"); and

                           (iii) all division orders, purchase orders, invoices,
                  storage or warehouse receipts, bills of lading and certificates of title to the extent the same are attributable or relate to any of the Transferred Assets, and all documents, instruments, general intangibles and chattel paper primarily related to any of the Transferred Assets (other than the bonds, letters of credit and guarantees posted with governmental agencies, which are expressly reserved by Seller) and all estimated prepayments of royalty obligations of Seller with any federal or state authorities that are directly related to the transferred Assets and that are transferable to Purchaser; provided, however, that the Transferred Assets shall not include (i) any rights and causes of action by Seller to receive amounts (or rights to production from the Properties prior to the Effective Time) pursuant to the Retained Liabilities and (ii) rights and causes of action with respect to the Lawsuits and the facts and circumstances giving rise to such Lawsuits as retained by Seller and more particularly described in Section 1.4.

         1.2. PURCHASE PRICE AND PURCHASE PRICE ALLOCATION.

         1.2.1. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Transferred Assets shall be TWO HUNDRED SIXTEEN THOUSAND NINETY-THREE DOLLARS ($216,093) subject to adjustments as set forth in Section 1.3, of which TWO THOUSAND EIGHT HUNDRED TWENTY-FOUR DOLLARS ($2,824) ("Initial Payment") shall be paid to the Seller in immediately available funds upon delivery to Purchaser by Seller of counterparts of this Agreement executed by Seller. At the Closing, the Purchase Price, less the amount of the Initial Payment (the "Cash at Closing") and as adjusted as provided in the Purchase Price Adjustment Certificate described in Section 1.3 2, shall be paid to Seller by wire transfer in federal or otherwise immediately available funds. Simultaneously therewith, Seller shall execute and deliver, effective as of the Effective Time, the Instruments of Transfer.


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         1.2.2. PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the types and classes of assets constituting the Transferred Assets as set forth on a schedule to be provided by Purchaser and Seller at Closing.

         1.3. ADJUSTMENTS TO PURCHASE PRICE.

         1.3.1. ADJUSTMENTS. In addition to any adjustments pursuant to Article VI, the Cash at Closing shall be adjusted as follows:

                  (i) The Cash at Closing shall be increased by the following:

                           (a) An agreed upon amount representing the value of
                  all merchantable oil in storage above the pipeline connection at the Effective Time that is credited to the Properties;

                           (b) Solely to the extent related to the Transferred
                  Assets, the amount of (1) all actual direct operating expenditures, (2) all capital expenditures and (3) all costs and expenses that are incurred by Seller in connection with, or are otherwise allocable to, the operation of the Transferred Assets under the terms of the joint operating agreement during the period of time after the Effective Time;

                           (c) The amount of any Taxes that have been paid by
                  Seller on or prior to the Closing that are attributable to the time after the Effective Time and for which Purchaser is liable pursuant to Article VIII.

                           (ii) The Cash at Closing shall be decreased by the
                  following:

                           (a) The proceeds that are received by, or payable to,
                  Seller or any other person and that are attributable to the operation of the Transferred Assets for the period of time between the Effective Time and the Closing; and

                           (b) Any amount agreed upon by Purchaser and Seller as
                  the value of any Title Defects, less any amount agreed upon by Purchasers and Seller as the value of any Title Benefits.

         1.3.2. CLOSING ESTIMATE. At least three (3) business days prior to the Closing Date, Seller on behalf of Seller, shall estimate the Purchase Price Adjustment Amount and deliver to Purchaser a certificate of an officer of Seller setting forth in reasonable detail the calculation thereof. The Cash at Closing shall be adjusted as set forth in such certificate. The Purchase Price Adjustment Certificate shall include a computation of any reduction in the Purchase Price caused by the failure of one or more Seller's to deliver on the Closing Date their respective interests in the Transferred Assets.

         1.3.3. PURCHASE PRICE ADJUSTMENT CERTIFICATE. As soon as reasonably practicable, and in any event within sixty (60) days following the Closing Date, Seller shall deliver to Purchaser the Purchase Price Adjustment Certificate. Within thirty (30) days after delivery of the Purchase Price Adjustment Certificate, Purchaser shall notify Seller on behalf of Seller, whether Purchaser agrees or disagrees with the determination of the Purchase Price Adjustment Amount set forth in the Purchase Price Adjustment Certificate. If Purchaser disagrees with such determination, representatives of Purchaser and Seller shall meet and endeavor to resolve their differences regarding the determination of the Purchase Price Adjustment Amount. If the representatives of Purchaser and Seller are unable to agree upon such determination of the Purchase Price Adjustment Amount within twenty (20) business days after Purchaser's receipt of such notification, Seller shall select an independent accounting firm from a list of three (3) such firms provided by Purchaser, which firm shall audit the Purchase Price Adjustment Certificate and determine the Purchase Price Adjustment Amount. The decision of such independent


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accounting firm shall be binding on Seller and Purchaser, and the fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Purchaser.

         1.3.4. PAYMENT OF PURCHASE PRICE ADJUSTMENT AMOUNT. If the Purchase Price Adjustment Amount as finally determined pursuant to Section 1.3.3 is a smaller upward adjustment or a larger downward adjustment than that estimated pursuant to Section 1.3.2, Seller shall pay to Purchaser the amount of such excess plus interest thereon at the Agreed Interest Rate from (and including) the Closing Date to (but excluding) the date of payment. If the Purchase Price Adjustment Amount as finally determined pursuant to Section 1.3.3 is a larger upward adjustment or a smaller downward adjustment than that estimated pursuant to Section 1.3.2, Purchaser shall pay to Seller the amount of such deficiency plus interest thereon at the Agreed Interest Rate from (and including) the Closing Date to (but excluding) the date of payment. Any payments contemplated by this Section 1.3.4 shall be made by wire transfer in federal or other immediately available funds on or before the fifth business day following the final determination of the amount thereof.

         1.4. RETAINED RIGHTS AND CLAIMS. Notwithstanding any provision herein to the contrary, Transferred Assets shall not include any rights or claims of Seller with respect to the facts and circumstances giving rise to those certain proceedings collectively referred to as the "Lawsuits" and filed:

         In the Matter of the Libel and Petition of Exxon Corporation. as Owner of the M/V "Bobcat," and Williamson Boat Works, as Charterer of the M/V "Bobcat," her engines tackle, apparel, etc., in a cause of exoneration from or limitation of liability; C.A. No. C-91-203, United States District Court for the Southern District of Texas, Corpus Christi Division; and

         French Production Incorporated v. Exxon Corporation d/b/a Exxon Company USA. Williamson Boat Works and Captain B.J. Shirley; No. 91-040865, District Court of Harris County, Texas, 295th Judicial District.

         1.5. LIABILITIES ASSUMED AND RETAINED.

         1.5 1. ASSUMED LIABILITIES. Purchaser shall assume and agree to pay, perform and discharge in the ordinary course of business, only those liabilities, debts or obligations of Seller that are set forth below (the "Assumed Liabilities"):

                  (i) all liabilities and obligations of or relating to the Transferred Assets accruing after the Effective Time;

                  (ii) all liabilities and obligations that accrue after the Effective Time, pursuant to the Leases that have been properly consented to and assigned; and

                  (iii) all liabilities and obligations that accrue after the Effective Time, pursuant to the Contracts that have been properly consented to and assigned.

         1.5.2. RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume and Seller shall retain and agree to pay, perform and discharge in the ordinary course of business all liabilities, debts or obligations of any nature that arise out of or result from any occurrence, transaction or event occurring prior to the Closing Date relating to the operation, ownership or use of the Transferred Assets, whether accrued, absolute, contingent or otherwise, whether due or to become due, including without limitation any such liability of Seller related to the Lawsuits (the "Retained Liabilities"); provided however, that Retained Liabilities shall not include any liability accruing after the Effective Time based on the violation or alleged violation of any statute, ordinance, rule, regulation, order or other law of any state, federal, county, local or other governmental subdivision, due to any occurrence,


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

transaction or event occurring prior to the Effective Time, which occurrence, transaction or event was not a violation of any laws existing as of the Effective Time. The Retained Liabilities shall include any liabilities with respect to the facts and circumstances giving rise to the Lawsuits.

                                   ARTICLE II
                                   THE CLOSING

         2.1. CLOSING. The Closing shall take place at the offices of Purchaser, in Houston, Texas at 9:00 a.m on December 31, 1995 or such earlier or later date as provided hereafter.

         2.2. INSTRUMENTS OF TRANSFER. Seller shall execute and deliver at Closing the Bill of Sale, Conveyance and Assignment, the form of which is attached as Exhibit "B" and any other instruments of transfer sufficient to convey to Purchaser the Transferred Assets, including without limitation the following (the "Instruments of Transfer"):

                  (a) any personal property included in the Transferred Assets;

                  (b) the Leases, assignment of leasehold interests;

                  (c) the Contracts; and

                  (d) the Properties.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents, warrants and covenants as follows:

         3.1. ORGANIZATION AND GOOD STANDING. Seller is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own and lease the properties and assets it owns and leases and to carry on its business as such business is conducted.

         3.2. SUBSIDIARIES. No Seller has any Subsidiaries that own any of the Transferred Assets;

         3.3. AUTHORITY; AUTHORIZATION OF AGREEMENT. Seller at closing will have all requisite power and authority to execute and deliver this Agreement, the Instruments of Transfer and each of the other agreements and documents contemplated, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions to be performed by it. The execution and delivery of this Agreement, the Instruments of Transfer and each of the other agreements and documents contemplated, the performance of all the terms and conditions to be performed by Seller and the consummation of the transactions contemplated hereby and thereby will be duly authorized and approved by the partners of Seller. This Agreement, the Instruments of Transfer and each of the other agreements and documents contemplated, have been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4. NO VIOLATIONS. Subject to Article VII(7) 2.4., this Agreement, the Instruments of Transfer and each of the other agreements and documents contemplated hereby or thereby, and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:


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                  (i) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the partnership agreement of the Seller;

                  (ii) violate any provision of the Code, the NGA or the NGPA, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Seller, other than the consent to the transfer and assignment of Leases by the General Land Office of the State of Texas, which consent Seller shall obtain as soon as possible following the Closing;

                  (iii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under,
         (a) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money or any Contract to which Seller is a party or by which Seller is bound or to which any of its properties are subject or (b) any Lease to which Seller is a party or by which it is bound or to which any of its properties are subject; or

                  (iv) result in the creation or imposition of any Encumbrance upon the Transferred Assets;

which violation, breach or Encumbrance with respect to the matters specified in clauses (ii) through (iv) of this Section 3.4 have had or would reasonably be expected to have a Material Adverse Effect.

         3.5. NO DEFAULT. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money or (ii) any Contract or Lease to which Seller is a party or by which Seller is bound or to which any of the Transferred Assets is subject.

         3.6. ABSENCE OF CERTAIN CHANGES. Since the Effective Time, there has not been any material damage, destruction or loss to, or of, the Transferred Assets, that has not been covered by insurance.

         3.7. TAXES. All returns, statements and reports with respect to Taxes that are required to be filed by Seller on or before the Closing have been (or will have been by the Closing) timely filed with the appropriate Governmental Authorities and all such Taxes shown thereon as due have been (or will have been by the Closing) paid or deposited.

         3.8. DEFENSIBLE TITLE. Seller has, and will have at the Closing Date, Defensible Title to the Oil and Gas Interests. Each Seller represents as to itself only that it is transferring 100% of its interest in the Transferred Assets and that by, through and under it, no event has occurred and no conveyance has been made that would cause such Seller's interest in the Transferred Assets to be less than the Warranted Interest. Each Seller, as to itself only, represents and warrants that it owns the Warranted Interest; provided that the representation and warranty contained in this sentence shall terminate at Closing. Purchaser's exclusive remedy for any breach of the warranties set forth in this Section 3.8 shall be the remedy provided in Article VI.

         3.9. LEASES. With respect to the Leases:

                  (i) the Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject, during the period in which Seller has owned an interest in such Leases;

                  (ii) Seller has made or caused to be made all payments, including royalties, delay rentals and shut-in royalties (due in respect of the Leases thereunder), during the period in which


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

         Seller has owned an interest in such Leases and no amounts of such payments due during such period are now being held in suspense;

                  (iii) to the Knowledge of Seller, no other Party to any Lease is in breach or default with respect to any of its obligations thereunder;

                  (iv) there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of the Seller or, to the Knowledge of Seller, with respect to any other parties; and

                  (v) neither Seller nor, to the Knowledge of Seller, any other party to any Lease has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Lease or any provisions thereof.

         3.10. ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of Seller, since, May 19, 1989, the date that Seller closed the acquisition of its interest in the Properties,:

                  (i) the use of the Transferred Assets has been limited to the conduct of oil and gas exploration and production operations and related activities;

                  (ii) Seller has not received notice that any Governmental Authority has commenced any investigation or inquiry regarding failure of the Transferred Assets and/or the operations conducted thereon to comply with Environmental Laws or any notice under the Comprehensive Environmental Response, Compensation, and Liability Act, or any state or local laws;

                  (iii) Except for the disposal of salt water produced from the wells located on the Leases using practices consistent with those customarily used by the oil and gas industry operating in the Gulf Coast area, the Transferred Assets have not been used for the generation, storage or disposal of Hazardous Substances or as a landfill or other waste disposal site for Hazardous Substances, in any manner that would constitute a violation of the Environmental Laws by such person; and

                  (iv) Seller has not installed and has not discovered, on the Lands, any underground storage tanks other than the ordinary underground pipeline systems used in the conduct of oil and gas operations on the Transferred Assets.

         (b) To the Knowledge of Seller:

                  (i) the Transferred Assets and the operations conducted thereon are not the subject of any existing, unfulfilled administrative or judicial orders, decrees, judgments, license or permit conditions, or other directives, under any Environmental Law, except as listed on
         Schedule 3.10;

                  (ii) no equipment or other personal property or improvements owned or used on the Transferred Assets contain asbestos in such amount, concentration or level that would constitute a violation of Environmental Laws, except as listed on Schedule 3.10;

                  (iii) no equipment or other personal property or improvements owned or used on the Transferred Assets contain any polychlorinated biphenyls in such amount, concentration or level that would constitute a violation of Environmental Laws, except as listed on Schedule 3.10;


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

                  (iv) no equipment or other personal property or improvements owned or used on the Transferred Assets contain any naturally occurring radioactive material in such amount, concentration or level that would constitute a violation of Environmental Laws, except as listed on
         Schedule 3.10;

                  (v) except for violations that would not have a Material Adverse Effect on the Transferred Assets or the operations being conducted thereon, such operations conducted thereon are not in violation of, or non-compliance with, any Environmental Laws, nor are they the subject of any activities under the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state or local laws; and

                  (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any Environmental Law or require the consent or approval of any agency charged with enforcing any Environmental Law.

         (c) Notwithstanding any contrary provision in this Agreement or any document or instrument delivered with respect to this Agreement,

                  (i) Seller makes no representation or warranty with respect to compliance with any Environmental Law of any kind except as provided in this Section 3.10;

                  (ii) All representations and warranties contained in this
         Section 3.10 are qualified by the knowledge of Seller and Purchaser that the Environmental Protection Agency has not issued permits for the discharge of salt water and other materials from oil and gas exploration and production facilities such as those that are included in the Transferred Assets and that located in the Gulf Coast area, that until recently the Environmental Protection Agency had not provided any written guidance as to the procedures required for application for such permits and that the operator of the Transferred Assets, like other operators of oil and gas exploration and production facilities in the Gulf Coast area, has not been able to obtain such permit; and

                  (iii) All representations and warranties contained in this
         Section 3.10 shall terminate at the end of the Environmental Indemnity Period, following which the Purchaser agrees not to institute any action or claim for a breach of such representation or warranty; provided, however, that the expiration of the Environmental Indemnity Period shall be extended as to any bona fide claim with respect to the breach of such representation or warranty, solely to the extent that Purchaser asserted such claim according to the procedures provided in
         Section 10.5 and Section 10.6, if the Purchaser shall have transmitted the Claim Notice with respect to such claim to the Seller prior to the expiration of such Environmental Indemnity Period.

         3.11. OPERATIONS AND EXPENDITURES. With respect to the joint, unit or other operating agreements affecting the Transferred Assets, there are no outstanding calls or payments under authorities for expenditures concerning any single expenditure to be made by Seller in excess of $5,000 that are due or which Seller has committed to make and that have not been made, except as set forth on Schedule 3.11 annexed to this Agreement.

         3.12. CONTRACTS. All of the Contracts are set forth on Exhibit "A" to this Agreement.

         3.13. TAX PARTNERSHIPS. Except as disclosed on Schedule 3.13 annexed to the Agreement, none of the Transferred Assets are subject to a tax partnership, except Seller's partnership agreement.

         3.14. FULL DISCLOSURE. No representation or warranty by Seller in this
Article III, in any schedule or exhibit to this Agreement, or in any certificate or document furnished or to be furnished by Seller on the Closing Date, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as otherwise disclosed in this Agreement, Purchaser hereby represents and warrants that:

         4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         4.2. CORPORATE AUTHORITY; AUTHORIZATION OF AGREEMENT. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby will have been duly authorized and approved by the Board of Directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. NO VIOLATIONS. This Agreement and the execution and delivery hereof by Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                  (i) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser;

                  (ii) violate any provision of, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Purchaser (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                  (iii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under
         (a) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Purchaser is a party or by which Purchaser is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties is subject; or

                  (iv) result in the creation or imposition of any Encumbrance upon the assets of Purchaser;

which violation, breach or encumbrance with respect to the matters specified in clauses (ii) through (iv) of this Section 4.3 might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser, taken as a whole.

         4.4. LITIGATION. There is no action, suit, proceeding or governmental investigation or inquiry pending, or, to the Knowledge of Purchaser, threatened against Purchaser or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                    ARTICLE V
                       ADDITIONAL AGREEMENTS AND COVENANTS

         5.1. COVENANTS OF SELLER. Seller covenants and agrees with Purchaser as follows:

         5.1.1. Certain Changes. Except as may be expressly permitted by this Agreement or set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent will not be unreasonably withheld), Seller will not:

                  (i) enter into, assign, terminate or amend in any material respect any Contract or Lease;

                  (ii) sell, lease or otherwise dispose of any of the Transferred Assets;

                  (iii) purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business; provided, however, that no such action involving an expenditure of $5,000 or more by Seller shall be taken by Seller without Purchaser's prior written consent;

                  (iv) mortgage, encumber or pledge any of the Transferred
         Assets;

                  (v) operate the Transferred Assets except diligently and in the usual, regular and ordinary manner, consistent with past practices; or

                  (vi)     commit itself to do any of the foregoing.

         5.1.2. OPERATION OF PROPERTIES. Except as may be expressly permitted hereunder or as set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent will not be unreasonably withheld), Seller will not:

                  (i) waive any right of material value relating to any of the Transferred Assets;

                  (ii) release or abandon any material part of any of the Transferred Assets;

                  (iii) convey, farm out or otherwise dispose of Transferred Assets with a fair market value exceeding either $5,000 on an individual basis or $5,000 in the aggregate;

                  (iv) commence or consent to any material operations on any Property that it has not previously committed to and that may be expected to cost Seller in excess of $5,000 (except for emergency operations, in which case Seller shall promptly notify Purchaser and from the date of Purchaser's response to such notice Seller shall once again be subject to the limitations contained in this clause (iv));

                  (v) enter into, modify or terminate any Contracts or Lease; or

                  (vi) commit itself to do any of the foregoing;

provided, however, that nothing contained in this Section 5.1.2 or elsewhere in this Agreement shall limit the rights of Seller to produce consume and sell Hydrocarbons from the Properties in the ordinary course of business and to comply with requirements of the NGA, the NGPA and any rules or regulations issued thereunder.

         5.1.3. CERTAIN COVENANTS WITH RESPECT TO THE TRANSFERRED ASSETS. Except as may otherwise be expressly provided herein, Seller will, from the date hereof to the Closing, unless otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld):

                  (i) promptly notify Purchaser of the receipt of any written notice or written claim or written threat of notice or claim of which Seller becomes aware relating to any default or breach under, or of any termination or cancellation or written threat of termination or cancellation of, any of the Leases, Properties or Material Contracts;

                  (ii) promptly notify Purchaser of any loss of or damage to any portion of the Transferred Assets exceeding $5,000 in amount;

                  (iii) cause to be paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain in force its rights in and to the Properties, and pay timely all costs and expenses incurred by it in connection with the Properties, except such costs and expenses as are being contested in good faith; and

                  (iv) as to the Properties, use its Best Efforts to maintain and operate the Properties in accordance with all applicable Legal Requirements (to the extent consistent with customary practices in the oil and gas industry), in accordance with the Contracts relating thereto, and in substantially the same manner that Seller hereto has operated such properties.

         5.1.4. ACCESS. Seller will afford to Purchaser and its authorized representatives upon reasonable notice, reasonable access from the date hereof until the Closing Date, during normal business hours, to its personnel, financial data properties, books and records which are related to the Transferred Assets to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of Seller or violate the terms of any agreement by which Seller is bound or any applicable Legal Requirement; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with Section 5.2.4.

         5.1.5. BEST EFFORTS. Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.1.

         5.1.6. PUBLIC ANNOUNCEMENTS. Except for communications with its partners, Seller shall not issue any public announcement or statement with respect to the transactions contemplated hereby except upon the consent of Purchaser or upon the advice of counsel that such announcement or statement is legally required; provided, however, that Seller shall, if practical under the circumstances, consult with Purchaser prior to issuing any such public announcement or statement.

         5.1.7. PERMISSIONS. Seller will cooperate with Purchaser and take all action reasonably necessary (i) to obtain all such permissions approvals and consents by Governmental Authorities and others as may be required to consummate the transactions contemplated in this Agreement and (ii) to obtain the transfer to Purchaser of any and all operating rights held by Seller.

         5.2. COVENANTS OF PURCHASER. Purchaser covenants and agrees with Seller as follows:

         5.2.1. BEST EFFORTS. Purchaser will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.2.

         5.2.2. PUBLIC ANNOUNCEMENTS. Purchaser shall not issue any public announcement or statement with respect to the transactions contemplated hereby except upon the consent of Seller or upon the advice of counsel that such announcement or statement is legally required; provided, however, that Purchaser shall, if practical under the circumstances, consult with Seller prior to issuing any such public announcement or statement.

         5.2.3. CONFIDENTIAL INFORMATION. In the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Purchaser regarding the business and assets of Seller shall be maintained by Purchaser and its representatives in accordance with the Confidentiality Agreement that was executed by Purchaser.

         5.2.4. USE OF TRADE NAMES. After the Closing, Purchaser shall not use any logos, trademarks or trade names belonging to Seller, and will, a soon as reasonably practicable after the Closing remove any such trade names from all signs or labels on the Transferred Assets.

                                   ARTICLE VI
                           INSPECTION OF TITLE MATTERS

         6.1. TITLE DEFECTS.

                  (a) Any Encumbrances that individually or in the aggregate with other defects could cause the title of Seller in any Property described in Exhibit A to be less than Defensible Title shall be a title defect ("Title Defect"). Purchaser shall be entitled to the remedies set forth in Section 6.3 for any matter that constitutes a Title Defect even though Purchaser could, but for this provision, after Closing obtain indemnification for such matter pursuant to Section 10.2.

                  (b) Any circumstances or condition that could operate to cause
         (i) the Net Revenue Interest of Seller to increase above that set forth on Exhibit A without an increase in the Working Interest of Seller, or
         (ii) the Working Interest of Seller to decrease below that set forth on Exhibit A without a decrease in the Net Revenue Interest of Seller, shall be a title benefit ("Title Benefit").

         6.2. NOTICE OF TITLE DEFECTS AND TITLE BENEFITS.

         (a) From time to time during the period from the date of execution of this Agreement until seven (7) days prior to the Closing Date (the "Title Examination Period"), Purchaser shall have the right (but not the obligation) to notify Seller of any Title Defect of which Purchaser becomes aware, providing in such notice a reasonably detailed description of such Title Defect. If the Closing Date is extended beyond the Closing Date stated herein in accordance with the provisions hereof, then the Title Examination Period shall be extended for a similar and parallel length of time. With respect to each notice of a Title Defect given during such period, Seller may, but shall have no obligation to, attempt to cure such Title Defect prior to Closing. Purchaser's failure to give notice of a Title Defect shall not impair Purchaser's rights under any express warranty or indemnification made by Seller under this Agreement or the Instruments of Transfer.

         (b) From time to time during the Title Examination Period, Purchaser shall notify Seller of any Title Benefits of which Purchaser becomes aware and Seller shall have the right (but not the obligation) to notify Purchaser of any Title Benefit of which they become aware. The value of any such Title Benefits shall be mutually agreed upon by Purchaser and Seller, taking into consideration the allocated value of the Property (asset forth on allocation of the Purchase Price) subject to the Title Benefit, the portion of the Property subject to the Title Benefit, the legal effect of the Title Benefit and the anticipated economic effect of the Title Benefit over the life of the Property subject to such Title Benefit.

         6.3. REMEDIES FOR TITLE DEFECTS. In the event that any Title Defects is not cured on or before Closing, Purchaser may, at its own election, (a) waive such Title Defect, (b) elect to terminate this Agreement pursuant to Section 9.1, or (c) reduce the Purchase Price by an amount mutually agreed upon by Purchaser and Seller as being the value of such Title Defect, taking into consideration the allocated value of the Property subject to the Title Defect, the portion of the Property subject to the Title Defect, the legal effect of the Title Defect on the Property and the liability of Purchaser relative to the allocated liabilities related to the Property and/or whether the Title Defect is applicable to a portion of the Property that is not encumbered by the allocated liability, and the anticipated economic effect of the Title Defect over the life of the Property subject to the Title Defect (including the potential amount of reduction of discounted present net worth of net future cash flow on account of such Title Defect), subject to offset for the value of Title Benefits. If the parties are unable to agree as to the amount of any adjustment under Section 6.3
(c), either party may terminate this Agreement. Notwithstanding anything to the contrary in this Section 6.3, in no event shall the reduction in the Purchase Price for all Title Defects affecting any Property exceed the allocated value of such Property.

         6.4. SELLER'S WARRANTY OF TITLE. The Conveyances shall contain a special warranty of title whereby Seller binds and obligates itself, its successors and assigns, to warrant and forever defend unto Purchaser, its successors and assigns, title to the Properties and other tangible Transferred Assets against all persons lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, together with full subrogation of Purchaser, to the extent that Seller is entitled to grant such subrogation, to all representations and warranties of any predecessors of Seller in title.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         7.1. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by
Purchaser:

         7.1.1. COMPLIANCE. Except as otherwise contemplated or permitted herein, the representations and warranties made herein by Seller shall be correct at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Seller shall have complied with all the covenants and other agreements hereof required by this Agreement to be performed by it at or prior to the Closing.

         7.1.2. OFFICER'S CERTIFICATES. Purchaser shall have received certificates, dated the Closing Date, of an executive officer of Seller certifying as to the matters specified in Section 7.1.1.

         7.1.3. NO ORDERS. The Closing hereunder shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement; provided, however, that if such order or decree is a temporary restraining order or other ex parte order or decree and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date five (5) business days subsequent to the date on which such temporary restraining order or other ex parte order or decree ceases to be in effect.

         7.1.4. CONSENTS TO ASSIGNMENTS. Seller shall have delivered to Purchaser satisfactory consents to the assignment of the Leases and Contracts.

         7.1.5. TITLE OPINION. Purchaser shall have received within ten (10) business days prior to Closing a title opinion, in a form reasonably satisfactory to Purchaser, from Purchaser's special title opinion counsel relating to the Transferred Assets.

         7.1.6. DAMAGE TO TRANSFERRED ASSETS. Purchaser's obligation to purchase the Seller's interest in the Transferred Assets is conditioned upon the absence of any material damage, destruction or loss to, or of, the platform, platform equipment, pipelines, tankage or related surface equipment, included as part of the Transferred Assets, that has not been covered by insurance.

         7.1.7. FRENCH CLOSING. Purchaser's obligation to purchase the Seller's interest in Transferred Assets is conditioned upon Purchaser's closing on the purchase of at least seventy-five percent (75%) of the Working Interest in the Leases pursuant to that certain Asset Purchase Agreement between Purchaser and Pelharn, Inc., et al., dated May 15, 1995.

         7.2. CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

         7.2.1. COMPLIANCE. Except for such breaches of representations or warranties by and covenants of Purchaser made herein as would not have a material adverse effect on the business, financial condition and results of operations of Purchaser, taken as a whole, the representations and warranties made herein by Purchaser shall be correct at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Purchaser shall have complied with all the covenants and other agreements required by this Agreement to be performed by it at or prior to the Closing.

         7.2.2. OFFICER'S CERTIFICATE. Seller shall have received a certificate dated the Closing Date of an executive officer of Purchaser, certifying as to the matters specified in Section 7.2.1.

         7.2.3. NO ORDERS. The Closing hereunder shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement; provided, however, that if such order or decree is a temporary restraining order or other ex parte order or decree and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date five (5) business days subsequent to the date on which the temporary restraining order or such other ex parte order or decree ceases to be in effect.

         7.2.4. APPROVAL BY PARTNERS. Seller shall have received the affirmative vote of at least 75% of the Seller's partners to ratify and approve this agreement and the transactions contemplated hereby.

                                  ARTICLE VIII
                                   TAX MATTERS

         8.1. LIABILITY FOR TAXES.

         8.1.1. SELLER. Seller shall be liable for (i) all Taxes for any taxable period ending on or before the Effective Time, (ii) any income taxes which are imposed on the gain recognized by Seller on the sale of the Transferred Assets pursuant to this Agreement, (iii) the portion that is determined as described in
Section 8.1.4, of any Taxes (other than Taxes described in clause (ii) above) for any taxable period beginning before and ending after the Effective Time and that is allocable to the portion of such period occurring on or before the Effective Time (the "Seller Period") and (iv) any sales, use, transfer or similar taxes arising from the transactions contemplated in this Agreement.

         8.1.2. PURCHASER. Purchaser shall be liable for all Taxes attributable to the Transferred Assets and arising after the Effective Time.

         8.1.3. INDEMNITY. Seller shall indemnify and hold Purchaser harmless from any liability for amounts for which Seller is liable pursuant to Section
8.1.1. Purchaser shall indemnify and hold Seller harmless from any liability for amounts for which Purchaser is liable pursuant to Section 8.1.2. The amount of any indemnity under this Section 8.1.3 shall include any additional amount necessary to indemnify the recipient of the indemnity payment against any taxes imposed, and any attorneys' fees or other litigation costs incurred, in connection with such indemnity payment.

         8.1.4. AD VALOREM TAXES. Whenever it is necessary for purposes of
Section 8.1.1 to determine the portion of any Taxes for a taxable period beginning before and ending after the Effective Time, which portion is allocable to the Seller Period, the determination shall be made for ad valorem Taxes, on a per diem basis and for other Taxes, on the assumption that the Seller Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Time that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Seller Period on a per diem basis).

         8.1.5. REFUNDS. If any Seller or Purchaser or any affiliate of a Seller or Purchaser receives (whether by payment. credit, offset or otherwise) a refund in respect of any Taxes for which the other party is liable under Section 8.1.1 or 8.1.2, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party liable for the Taxes with respect to which the refund was received. The parties shall cooperate with each other in taking all necessary steps to claim any such refund.

         8.1.6. ADJUSTMENT. For purposes of this Section 8.1, the amount of any downward adjustment to the Purchase Price pursuant to Section 1.3.1(ii)(b) shall be treated as a payment by Seller of ad valorem taxes imposed with respect to the Transferred Assets for 1994.

         8.2. COOPERATION AND EXCHANGE OF INFORMATION. Seller or Purchaser will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability for Taxes for any period for which such other party is or may be liable under Section 8.1.1 or 8.1.2. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return amended return or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The parties and their affiliates will preserve and retain all returns, schedules, work papers and other documents relating to any such returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (with regard to waivers and extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to representatives of the other party upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records as they shall deem necessary. Seller or Purchaser further agree to permit representatives of the other party to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 8.2. Seller or Purchaser shall make available to the representatives of the other party at the then current administrative headquarters of such party sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this Section 8.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 8.2 at its own expense.

         8.3. PAYMENT OF TAXES.

         8.3.1. PAYMENT. All Taxes shall be paid by the party that, on the date that such Taxes are required to be paid, is legally responsible to pay such Taxes.

         8.3.2. TIME OF PAYMENT. Except as otherwise provided in this Article VIII or in Section 1.3, any amount to which a party is entitled under this
Article VIII shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the Taxes to which such amount relates are due and that provides details supporting the calculation of such amount.

         8.4. SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Article VIII shall be unconditional and absolute and shall remain in effect without limitation as to time.

         8.5. CONFLICT. In the event of a conflict between the provisions of this Article VIII and any other provisions of this Agreement, the provisions of this Article VIII shall control.

                                   ARTICLE IX
                                   TERMINATION

         9.1. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (i) by the mutual written agreement of Seller and Purchaser;

                  (ii) by Seller or Purchaser, if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 9.1(ii) if the event giving rise to such right shall be due to the negligent or willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party;

                  (iii) by Purchaser or Seller if the Closing shall not have occurred prior to 5:00 p.m., December 31, 1995; provided, that the Closing was not delayed as a result of the negligent or willful failure of the terminating party's obligation to perform hereunder;

                  (iv) by Seller or Purchaser if the non-terminating party has breached its representations and warranties, defaulted in the performance of its covenants or not satisfied its conditions to Closing;

                  (v) by Purchaser, or by Seller, as provided in Section 6.3; or

                  (vi) by Seller, if there is a breach of any representation or warranty under Section 3.10 and the cost of curing such breach would exceed $500,000 and such breach is not waived by Purchaser.

         9.2. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

         9.2.1. NO LIABILITY. If this Agreement is terminated as permitted under
Section 9.1 (i), (ii), (iii), (v) or (vi), such termination shall be without liability of any party to this Agreement or any affiliate, shareholder, director, officer, employee, agent or representative of such party and Seller shall return to Purchaser the Initial Payment. In such event, the representation contained in the second sentence of Section 4.2 shall be of no effect.

         9.2.2. PURCHASER'S LIABILITY. If this Agreement is terminated by Seller, as permitted under Section 9.1 (iv), Seller shall retain the Initial Payment, as Seller's sole remedy, and Purchaser shall have no further obligation to Seller for failure to close the transaction.

         9.2.3. SELLER'S LIABILITY. If this Agreement is terminated by Purchaser, as permitted under Section 9.1 (iv), Purchaser's sole remedy shall be the right to seek specific performance of Seller's obligation to sell to Purchaser the Transferred Assets in complete satisfaction of any other damages, thereby sustained or incurred by Purchaser.

         9.2.4. SURVIVAL. Notwithstanding the foregoing, the provisions of this
Article IX and Section 5.2.3 shall survive any termination of this Agreement.

                                    ARTICLE X
                     EXTENT AND SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

         10.1. SCOPE OF REPRESENTATIONS OF SELLER. Except as and to the extent expressly set forth herein, Seller makes no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including, but not limited to, any opinion, information or advice that may have been provided to Purchaser by any affiliate, officer, stockholder, director, employee, agent, consultant or representative of Seller, any petroleum engineer or engineering firm, Seller's counsel or any other agent, consultant or representative). Without limiting the generality of the foregoing, except as and to the extent expressly set forth herein and in the Instruments of Transfer, Seller makes no representations or warranties as to (i) the title to any of the properties of Seller, (ii) the amounts of Hydrocarbon reserves attributable to such properties or (iii) any geological or other interpretations or economic evaluations. Purchaser acknowledges and affirms that it has had full access to the records of Seller and the information contained in, or made available or provided with respect to materials contained in, the records of Seller, and that Purchaser has made its own independent investigation, analysis and evaluation of the Transferred Assets, (including its own estimate and appraisal of the extent and value of Seller's Hydrocarbon reserves). Notwithstanding the foregoing, to the Knowledge of Seller, the information contained in the records of Seller and information otherwise made available or furnished in writing to Purchaser by Seller with respect to the Transferred Assets does not contain any untrue statement of a material fact or omit to state any material fact that would make such information not false or misleading.

         10 2. INDEMNIFICATION OF PURCHASER. Seller agrees (i) to indemnify Purchaser against, and hold Purchaser harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by Purchaser arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Seller in this Agreement, (ii) to pay, perform, fulfill and discharge all costs, expenses and liabilities incurred in connection with the Transferred Assets prior to the Closing Date with respect to the ownership or operation of the Transferred Assets prior to the Closing Date and
(iii) to indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character with respect to all liabilities, including the Retained Liabilities, arising out of or in connection with the ownership or operation of the Transferred Assets prior to the Closing Date, including, without limitation, any interest, penalty and other costs and expenses incurred in connection therewith or the defense thereof (provided that any loss. damage or expense sustained by Purchaser arising out of or resulting from any breach or violation of Section 3.10 shall be governed by Section 10.4); provided, however, that Purchaser shall not be entitled to assert rights of indemnification under this
Section 10.2 or Section 10.4 unless and until the aggregate of all such losses exceeds $25,000 (it being understood that such losses shall accumulate until such time or times as the aggregate of all such losses exceeds $25,000, whereupon Purchaser shall be entitled to indemnification under this Section 10.2 or Section 10 4 for any such losses); and provided, further, that the maximum aggregate of all losses for which Purchaser shall be entitled to indemnification by any Seller, whether under this Section 10 2, Section 10.4 or otherwise, shall not exceed such Seller's share of the Purchase Price.

         10.3. INDEMNIFICATION OF SELLER. Purchaser agrees (i) to indemnify Seller against, and hold Seller harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by Seller arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in this Agreement, (ii) to pay, perform, fulfill and discharge all costs, expenses and liabilities incurred from and after the Closing Date with respect to the ownership or operation of the Transferred Assets from and after the Closing Date and (iii) to indemnify, defend and hold Seller harmless from and against any and all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character with respect to all liabilities to third parties arising out of or in connection with the ownership or operation of the Transferred Assets from and after the Closing

Date, including, without limitation, any interest, penalty and other costs and expenses incurred in connection therewith or the defense thereof (provided that any loss, damage or expense sustained by Seller arising out of or resulting from any breach or violation of Article VIII shall be governed by those provisions); provided, however, that Seller shall not be entitled to assert rights of indemnification under this Section 10.3 unless and until the aggregate of all such losses exceeds $25,000 (it being understood that such losses shall accumulate until such time or times as the aggregate of all such losses exceeds $25,000, whereupon Seller shall be entitled to indemnification under this
Section 10.3 for any such losses).

         10 4. ENVIRONMENTAL INDEMNITY.

         (a) Subject to the financial limitations regarding the indemnity of Seller described in Section 10.2, Seller agrees, during the Environmental Indemnity Period, to indemnify and save Purchaser harmless from and against, and to reimburse Purchaser with respect to, any and all claims, demands, losses, damages, liabilities, causes of action, judgments, penalties, costs and expenses (including, without limitation, reasonable legal fees and expenses, clean-up costs and disbursements) accrued or incurred by Purchaser at any time and from time to time, during the Environmental Indemnity Period by reason of (i) the breach of any representation or warranty of Seller as set forth in Section 3.10,
(ii) any violation with respect to or affecting the Transferred Assets on or before the Closing Date of any Environmental Laws in effect on or before the Closing Date, (iii) the clean-up of the Transferred Assets required under Environmental Laws for any activities prior to the Closing Date, (iv) any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including without limitation, the presence on the Properties of Hazardous Substances or the presence off site of Hazardous Substances generated on the Properties, on or prior to the Closing Date) that result from or that are in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Properties, regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Laws at the time of its existence or occurrence, and (v) any and all claims or proceedings (whether brought by private party or Governmental Authority) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any Hazardous Substances located upon the Properties prior to the Closing Date. Seller shall also indemnify and hold Purchaser harmless from and against any liability, loss, cost or expense, including reasonable attorneys' fees and expenses, arising from or relating to the imposition or recording of a lien on the Properties in connection with any contamination of the Properties or pursuant to any Environmental Laws in the event only that such contamination occurred prior to the Closing Date. Seller shall also hold harmless and indemnify Purchaser from any liability incurred by Purchaser arising out of regulatory action or third-party, claims with respect to contamination of the Properties or offsite locations that occurred prior to the Closing Date.

         (b) Notwithstanding anything contained in this Agreement to the contrary, the indemnities in this Section 10.4 shall survive the Closing Date only until the end of the Environmental Indemnity Period, and shall be limited in scope only to any activities discovered after the Closing Date but before the end of the Environmental Indemnity Period that occurred before the Closing Date. For all purposes with respect to the Transferred Assets, Purchaser agrees that it shall have the burden of proof that any alleged activities, violations, events or conditions occurred before the Closing Date.

         (c) Seller shall have the right to control any action for which indemnity is required under this Section 10.4 through counsel of its choice, subject to Purchaser's consent, which shall not be unreasonably withheld or delayed, provided, however, at Purchaser's option, Purchaser may participate in such action and appoint its own counsel. If Seller does not notify Purchaser in writing of its intent to control such action within thirty (30) days (or five
(5) days less than such lesser time as may be required to respond to such claims) after receipt by Seller of written notice of such claims, Purchaser shall have the right to undertake the control, conduct or settlement of such claims through its own counsel at Seller's expense and may settle such matter without Seller's consent at its sole expense. In the event any proposed settlement includes nonmonetary relief, including clean-up, Purchaser may agree to such clean-up and settle such matter only with the consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, if Seller fails to respond to such a notification by Purchaser regarding such non-monetary relief within ten (10) days after Purchaser's notification to Seller, Seller shall be deemed to have consented to such non-monetary relief.

         (d) Purchaser agrees that the rights and remedies provided in this
Section 10.4 shall be the exclusive rights and remedies available to it for any matter within the scope of Section 10.4 and that the general indemnification provisions of Section 10.2 and any other rights or remedies of Purchaser with respect to the Seller for any matter within the scope of Section 10.4, whether provided in this Agreement, at law or in equity, shall not be applicable and are hereby waived. Nothing in this Section 10.4 or elsewhere in this Agreement shall limit or impair any rights or remedies of Purchaser against any third party under any Environmental Laws, including, without limitation, any rights of contribution or indemnification available hereunder.

         (e) Any indemnification provided in this Section 10.4 shall terminate at the end of the Environmental Indemnity Period, following which the Purchaser agrees not to institute any action or claim for indemnification or other recovery with respect to the matter within the scope of Section 10.4; provided, however, that the expiration of the Environmental Indemnity Period shall be extended as to any bona fide claim for indemnification within the scope or
Section 10.4, solely to the extent that Purchaser asserted such claim according to the procedures provided in Section 10.5 and Section 10.6, if the Purchaser shall have transmitted the Claim Notice with respect to such claim to the Seller prior to the expiration of such Environmental Indemnity Period.

         10.5. SURVIVAL. The representations and warranties set forth in this Agreement (other than those set forth in Article VIII) shall survive until the second anniversary of the Closing Date, following which date none of the parties may bring any action or present any claim for a breach of such representations and warranties; provided, however, that there shall be no termination of any representation or warranty as to which a bona fide claim has been asserted if the Indemnified Party shall have transmitted the Claim Notice with respect thereto prior to the anniversary of the Closing Date. The representations and warranties set forth in 3.8.2 shall remain terminate in accordance with the terms of Article VIII shall terminate in accordance with the terms of Article VIII.

         10.6. INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement (other than claims for indemnification under Article VIII) shall be asserted and resolved as follows:

         10 6.1. NOTICE. An Indemnified Party shall promptly (i) notify an Indemnifying Party of any Third-Party Claim asserted against the Indemnified Party and (ii) transmit to the Indemnifying Party a Claim Notice relating to such Third-Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third-Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. During the Election Period, an Indemnifying Party shall notify an Indemnified Party (a) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X with respect to such Third-Party Claim and (b) whether an Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

         10.6.2. DEFENSE BY INDEMNIFYING PARTY. If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article X and that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.6.2. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that any settlement entailing non-monetary consideration must be approved, in advance, by the Indemnified

Party, which approval shall not be unreasonably delayed or withheld. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third-Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third-Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this
Section 10.6., and shall bear its own costs and expenses with respect to any such participation.

         10 6.3. DEFENSE BY INDEMNIFIED PARTY. If an Indemnifying Party fails to notify an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.6.2, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
Section 10..2 but fails diligently and promptly to prosecute or settle the Third-Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; and provided, however, that without the Indemnifying Party's consent, which consent shall not be unreasonably delayed or withheld, the Indemnified Party shall not be authorized by the Indemnifying Party to enter into any compromise or settlement of such Third Party Claim on any non-monetary basis; and provided further, however, that if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third-Party Claim that the Indemnified Party is contesting, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X and if such dispute is resolved in favor of the Indemnifying Party by a final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.6 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 10.6, and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.

         10.6.4. OTHER CLAIMS. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party an Indemnity Notice with respect to such claim. If the Indemnifying Party does not notify the Indemnified Party in writing within Sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by binding arbitration.

         10.7. TAX BENEFITS, INSURANCE PROCEEDS AND INDEMNIFICATION PAYMENTS. In determining the amount of any loss, liability or expense for which an Indemnified Party is entitled to indemnification under this Article X, the gross amount thereof will be reduced by any correlative insurance proceeds, if any, realized or to be realized by such Indemnified Party, and such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

         10.8. TAX ON INDEMNIFICATION PAYMENTS. After taking into account any adjustment required by Section 10.6, the amount of each payment by an Indemnifying Party under Section 10.2 and Section 10.3 shall include any additional amount necessary to indemnify the Indemnified Party against any taxes imposed in connection with such payment.

                                   ARTICLE XI
                                     BROKERS

         Seller has retained Reid Investments Inc. to assist and advise it in connection with the transactions contemplated by this Agreement Seller will be responsible for any fees payable to Reid. Purchaser and Seller represent to the other that, except as set forth in the preceding sentence, neither has, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission for which the other party shall have any obligation or responsibility upon the execution of this Agreement or the consummation of such transactions.

                                   ARTICLE XII
                                    EXPENSES

         Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party that incurred such costs and expenses.

                                  ARTICLE XIII
                             NOTICES; MISCELLANEOUS

         13.1. NOTICES. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally, including delivery by a nationally recognized courier service, or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

                           (i)      If to Purchaser, to:

                                        Goldking Trinity Bay Corp.
                                        1221 McKinney
                                        Suite 1800
                                        Houston, Texas 77010

                                    Attention: Leonard C. Tallerine, Jr.

                                    With a copy to:

                                        Looper, Reed, Mark & McGraw
                                        9 East Greenway Plaza
                                        Suite 1717
                                        Houston, Texas 77046

                                        Attention: Mark Licata

                           (ii)     If to Seller to:

                                        Benton Oil & Gas Combination
                                          Partnership 1991-1, L.P.
                                        c/o Benton Oil & Gas Company
                                        1145 Eugenia Place
                                        Carpinteria, Califomia 93013

                                        Attention: Clarence Cottman

         13.2. MISCELLANEOUS.

         13.2.1. EXCLUSIVE AGREEMENT. This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein, and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein.

         13.2.2. CHOICE OF LAW; CHOICE OF FORUM; AMENDMENTS; HEADINGS. This Agreement shall be governed by the internal laws of the State of Texas, without giving effect to principles of conflicts of laws. This Agreement may not be changed or terminated orally. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein," "hereby," "hereto" and "hereof" refer to this Agreement as a whole. The term "include" and derivatives thereof are used in an illustrative sense and not a limitative sense.

         13.2.3. ASSIGNMENTS AND THIRD PARTIES. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Purchaser shall be authorized to assign this Agreement provided that no such assignment shall release Purchaser from any of its obligations under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall entitle any Person, other than the parties hereto or their respective permitted successors and assigns, to any claim, cause of action, remedy or right of any kind.

         13.2.4. SUBSEQUENT FILINGS. Effective at the Closing Date, Purchaser shall file with General Land Office of the state of Texas and with such other Governmental Authorities such notices or certificates as are necessary to reflect the sale of the Transferred Assets to Purchaser.

         13.2.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

         13.2.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

         13.2.7. FURTHER ASSURANCES.

                  (i) The parties each agree to deliver or cause to be delivered to the others on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

                  (ii) After the Closing, Seller and Purchaser shall, and shall cause their affiliates to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser, its successors or assigns, all of the Transferred Assets intended to be conveyed to Purchaser by the Instruments of Transfer pursuant to this Agreement, and to assure fully to Seller and its affiliates and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.

         13.2.8 PRESERVATION OF BOOKS AND RECORDS. For a period of seven (7) years (five (5) years with respect to geophysical data related to the Transferred Assets) after the Closing Date, Purchaser and Seller (if and to the extent Seller has retained any of the hereinafter described records not delivered to Purchaser at Closing) shall (i) preserve and retain the corporate, accounting, legal, auditing and other books and records that relate to the conduct of Seller's businesses and operations prior to the Closing Date (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of Seller prior to the Closing Date and including, but not limited to, all financial statements and other data and information necessary or desirable for Purchaser to comply with their public reporting requirements) and (ii) make such books and records available at their then current administrative headquarters to the other party and its officers, employees, agents and affiliates upon reasonable notice and at reasonable times, it being understood that such other party shall be entitled to make and retain copies of any such books and records as it shall deem necessary. Purchaser and Seller agrees to permit representatives of the other party to meet with its employees on a mutually convenient basis in order to enable such other party to obtain additional information and explanations of any materials provided pursuant to this Section 13.2.8.

              -the remainder of this page left blank intentionally-

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


PURCHASER:                           GOLDKING TRINITY BAY CORP.

                                     By:___________________________________
                                     Name:_________________________________
                                     Title:________________________________


SELLER:                              BENTON OIL & GAS COMBINATION
                                     PARTNERSHIP 1991-1, L.P.

                                     By:   BENTON OIL AND GAS COMPANY,
                                           Managing General Partner

                                     By:___________________________________
                                     Name:_________________________________
                                     Title:________________________________

                                                                      APPENDIX A

                                   Definitions

         Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

         Agreed Interest Rate: Ten percent (10%) per year.

         Best Efforts: A party's best efforts in accordance with reasonable commercial practices and without the incurrence of unreasonable expense.

         Claim Notice: A written notice delivered by an Indemnified Party to an Indemnifying Party pursuant to Section 10.6.1 describing in reasonable detail the nature of a Third-Party Claim that could give rise to a right of indemnification under this Agreement.

         Claimed Interest Additions: The Interest Additions claimed by Seller on the list to be submitted to Purchaser within thirty (30) days after the date of this Agreement pursuant to Section 6 3.

         Closing: The closing of the transactions contemplated by this Agreement.

         Closing Date: The date of the Closing.

         Code: The Internal Revenue Code of 1986, as amended.

         Data Rooms: The data rooms prepared by Seller to provide information to Persons considering the acquisition of the Transferred Assets

         Defensible Title: Such title to the Transferred Interests, free and clear of all Encumbrances other than Permitted Encumbrances, that is deducible of record and free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all the facts and the legal bearing of such facts and the commercial effect of such facts on the continued control and operation of the Transferred Assets, would be willing to accept such title.

         Effective Time: The effective time of the transfer of the Transferred Assets to Purchaser, which shall be deemed to be 7:00 a.m., Houston, Texas time, on January 1, 1995.

         Election Period: The 30-day period following receipt by an Indemnifying Party of a Claim Notice.

         Encumbrance: Any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, preferential right to purchase, consent to assignment, irregularity, burden or defect or any other claim that Seller does not own the Warranted Interest.

         Entity: A corporation, partnership, joint venture, trust or unincorporated organization or association or other entity.


                                   Appendix A

         Environmental Laws: All federal, state and local laws relating to the protection of human health and safety or the environment, including but not limited to the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Clean Water Act, the Coastal Zone Management Act, the Endangered Species Act, the Oil and the Hazardous Materials Transportation Act, all as amended, and all analogous state and local laws.

         Environmental Indemnity Period: The period beginning on the Closing Date and ending two (2) years after the Closing Date.

         Governmental Authority: The United States of America, any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.

         Hazardous Substance: Any substance or material now or hereafter defined as a "hazardous substance", "hazardous material", "hazardous waste", "contaminant", or "pollutant" under any environmental laws, including but not limited to Section 1.01 of the Comprehensive Environmental Response, Compensation and Liability Act, 4-2 U.S.C.A. 9601.

         Hydrocarbons: Oil, gas, minerals (including but not limited to sulfur) and other gaseous and liquid hydrocarbons or any combination thereof.

         Indemnified Party: A party claiming indemnification under this Agreement (other than a claim for indemnification under Section 10.4, Article VI or Article VIII).

         Indemnifying Party: A party from whom indemnification under this Agreement (other than indemnification under Section 10.4, Article VI or Article
VIII) is sought.

         Indemnity Notice: A written notice from an Indemnified Party to an Indemnifying Party with respect to a claim for indemnification under this Agreement (other than indemnification under Section 10.4, Article VI or Article
VIII) not involving a Third-Party Claim, which notice shall describe in detail the nature of the claim and set forth an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for such indemnification.

         Initial Payment: The initial payment of the Purchase Price in the amount of TWO THOUSAND EIGHT HUNDRED TWENTY-FOUR DOLLARS ($2,824), paid by Purchaser to Seller, on the date this Agreement was executed.

         Knowledge: The actual knowledge of each executive officer of Seller (assuming such Seller is a corporation, and if not, a Person in a similar capacity) after reasonable inquiry, or Purchaser, as the case may be.

         Leases: As defined in the Instruments of Transfer.

         Legal Requirement: Any law, statute, ordinance, decree, requirement, order, judgment rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

         Material Adverse Effect: Any material adverse effect on or with respect to the Transferred Assets or on the business, operations, prospects or condition of the Transferred Assets, taken as a whole.

                                  Appendix A
                                     Page 2

         Net Revenue Interest: The interest (expressed as a percentage) of Seller in and to Hydrocarbons produced from or allocated to a Property after deducting all applicable Production Burdens.

         NGA: The Natural Gas Act of 1938.

         NGPA: The Natural Gas Policy Act of 1978.

         Permitted Encumbrances: Any or all of the following:

                  (i) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

                  (ii) encumbrances that arise as a result of pooling and unitization agreements, and production sales contracts securing the payment of amounts not yet delinquent;

                  (iii) consents to assignment by Governmental Authorities (a) that are obtained on or prior to the Closing Date or (b) that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement;

                  (iv) conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Properties to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

                  (v) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Properties that are not such as to interfere materially with the operation, value or use of any of the Properties;

                  (vi) such Title Defects and Environmental Defects as Purchaser has expressly waived in writing;

                  (viii) such Title Defects for which Purchaser failed to give timely notice according to Section 6.2;

                  (ix) such Environmental Defects (to the extent the Purchaser has Knowledge of such Environmental Defect) for which Purchaser failed to give timely notice according to Section 6.2 or for which Purchaser failed to provide written information as required by Section 6.2;

                  (x) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal authority;

                  (xi) all production burdens that do not operate to (A) reduce the Net Revenue Interest below the Warranted Interest or (B) increase the Working Interest above the Warranted Interest;

                  (xii) the preferential purchase rights for which waivers have been obtained prior to the Closing Date;

                                  Appendix A

                  (xiii) the terms and conditions of the Contracts, insofar and only insofar as the Contracts do not operate to (A) reduce the Net Revenue Interest of Seller below that set forth on Exhibit A hereto,
         (B) increase the Working Interest of Seller above that set forth on Exhibit A hereto without a proportionate increase in the Net Revenue Interest of Seller.

                  (xiv) any other Encumbrance affecting any portion of a Transferred Asset that individually does not materially adversely affect the operation, value or use of any such Transferred Asset; and

                  (xv) solely during the period prior to the Closing, any Encumbrance that is released on or before Closing.

         Person: shall mean a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof, or a governmental agency.

         Production Burdens: All royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.

         Purchase Price Adjustment Amount: The net adjustment to the Purchase Price to be made pursuant to Section 1.3.1.

         Purchase Price Adjustment Certificate: A statement of the Purchase Price Adjustment Amount (specifying whether the Purchase Price is to be increased or decreased by such amount), which shall be certified by an officer of Seller.

         Seller's Affiliate: Any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Seller.

         Subsidiary: shall mean, as to a Person, any other Person (a) more than 50% of the outstanding voting stock of which is held, directly or indirectly, by such Person, or (b) over which such Person has the power, directly or indirectly, to designate a majority of the directors thereof (if such other Person is a corporation) or the individuals exercising similar functions (if such other Person is unincorporated).

         Third-Party Claim: A third-party claim asserted against an Indemnified Party that could give rise to a right of indemnification under this Agreement (other than a right of indemnification under Section 10.4, Article VI or Article
VIII).

         Transferred Assets: As defined in Section 1.1.

         Warranted Interests: those interests whereby a Seller is (i) entitled to receive not less than the "Net Revenue Interest" set forth on Exhibit A hereto of all oil, gas and associated liquid and gaseous Hydrocarbons produced, saved and marketed from the Properties, without reduction, throughout the productive life of such Properties and (ii) obligated to bear the percentage of the costs and expenses related to the maintenance, development and operation of the Properties in an amount not greater than the "Working Interest" set forth on Exhibit A hereto, without increase, throughout the productive life of such Properties, except increases that result in a proportionate increase in such Seller's Net Revenue Interest and increases that results from contribution requirements with respect to defaulting co-owners.


                                  Appendix A

         Working Interest: The interest (expressed as a percentage) of a Seller in any Transferred Asset before giving effect to any applicable Production Burdens and the percentage of all costs and expenses associated with the exploration, development and operation of such Transferred Asset required to be borne by such Seller.


                                  Appendix A

                                 SCHEDULE 1.2.1

                         INDIVIDUAL INTEREST VALUATIONS

                                              WORKING            NET REVENUE         PURCHASE
         SELLER                               INTEREST           INTEREST            PRICE
         Benton Oil & Gas Combination         2.824751%          2.358666%           $216,093.00
         Partnership 1991 -1, L.P.,
         a California limited partnership


                                  Appendix A

                 BILL OF SALE, CONVEYANCE AND PARTIAL ASSIGNMENT

STATE OF TEXAS        )
                      )
COUNTY OF CHAMBERS    )

         This Bill of Sale, Conveyance and Partial Assignment is from BENTON OIL & GAS COMBINATION PARTNERSHIP 1991-1 L.P., a California limited partnership, whose mailing address is 1145 Eugenia Place, Carpinteria, California ("Grantor"), to GOLDKING TRINITY BAY CORP., a Texas corporation ("Grantee"), whose mailing address is 1221 McKinney, Suite 1800, Houston, Texas 77002.

                                       I.

         NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor has granted, bargained, sold, transferred, assigned and conveyed, and by these presents does hereby grant, bargain, sell, transfer, assign and convey unto Grantee, its successors and assigns, subject to the hereinafter stated exceptions, restrictions, covenants and conditions, all of Grantor's interest in and to the following described properties, to-wit:

         (a) the leasehold estate created by each of the Oil, Gas and Mineral Leases listed and described in Exhibit "A", which is annexed hereto and incorporated herein for all purposes, such leases being hereinafter sometimes referred to as "Subject Leases:'

         (b) All payments out of production, overriding royalty interests, carried interests, reversionary interests, and all other rights and interests incident to, or held and owned by Grantor in connection with the Subject Leases, save and except the overriding royalty excepted and reserved hereinbelow by Grantor;

         (c) All oil, gas, condensate, casinghead gas and other related hydrocarbon substances produced and saved subsequent to the Effective Date of this conveyance from lands covered and affected by the Subject Leases. (The interest described under subparagraphs (a) and (b) above, and this subparagraph (c) are hereinafter sometimes collectively referred to as "Subject Properties");

         (d) All personal property and facilities located on lands covered by the Subject Leases or the Subject Interests, or both, incident to or held and used in connection with the Subject Interests, including, but not limited to, all tanks, tank batteries, gas plants, disposal facilities, buildings, structure, platforms, field separators and liquid extractors, treators, dehydrators, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, gathering lines or other pipelines, field gathering systems and any and all other fixtures and equipment of every type and description to the extent that the same are used or held in connection with the ownership or operation of the Subject Interests;

         (e) All oil, natural gas or water source wells, whether producing, operating, shut-in, or temporarily abandoned; all types of injection wells; and all equipment used or held by Grantor in connection with the production of oil, gas, condensate, casinghead gas and other related hydrocarbon substances from or attributable to lands covered by the Subject Leases;

         (f) All tenements, appurtenances, surface leases, easements, permits, licenses, servitudes, or rights-of-way in any way appertaining, belonging, affixed and used in connection with, or incident to, the ownership and operation of the Subject Interests, including, but not limited to, those tenements, appurtenances, surface leases, easements, permits, licenses, servitudes or rights-of-way listed and described in Exhibit "B", annexed hereto and incorporated herein for all purposes;

         (g) All leases, options, rights of first refusal, orders, contracts, operating agreements, bottom-hole agreements, farmin/farmout agreements, acreage contribution agreements, unit agreements, processing agreements, maintenance agreements, purchase and sale agreements for gas, oil or other minerals, and other agreements and instruments to the extent that same relate, appertain, belong or are in any way incidental to the ownership of the Subject Interests by Grantor, including, but not limited to, those listed and described in Exhibit "C", annexed hereto and incorporated herein for all purposes;

         (h) All lease files, land files, well files, abstracts, title opinions, title curative, accounting records, royalty payment records, seismic records and surveys, gravity maps, electric logs, contracts, correspondence, microfiche lists, geological and geophysical maps, pressure date and decline curves, graphical production curves and other geological or geophysical data, records and other documents and records of every kind and description which relate to and are possessed by Grantor in connection with the Subject Interests, to the extent and as provided for or limited by that certain Purchase and Sale Agreement dated effective April 1, 1989 by and between Grantor and Texaco Producing Inc.; and

         (i) Any and all monies held by any individual, partnership, or corporate entity, whether or not such monies are held in escrow, payable to either Texaco Producing Inc. or Grantor, or both, for oil, gas condensate, casinghead gas or other related hydrocarbon substance produced and saved from or attributable to the Subject Leases and purchased by such individual, partnership or corporate entity subsequent to the Effective Date of this conveyance.

         The interests described under subparagraph (a) through (i) hereinabove are herein sometimes collectively referred to as "Subject Interests".

                                       II.

         This Bill of Sale, Conveyance and Assignment is made by Grantor and accepted by Grantee subject to the following:

         (a) All the terms, conditions and obligations contained and provided for in the Subject Leases;

         (b) The terms and conditions of all existing orders, rules, regulations and ordinances of any federal, state or other governmental agency that are applicable or related to the Subject Interests;

         (c) The terms and conditions of the Purchase and Sale Agreement, dated the same date as this conveyance instrument, by and between Grantor, as a Seller and Grantee as the Purchaser, concerning the Subject Interests; and

         (d) Grantee accepting the Subject Interest in its "as is, where is" condition; Grantor disclaiming any and all liability arising in connection with any environmental matters, including, without limitation, any presence of naturally occurring radioactive material on the property; and Grantee expressly waiving the provisions of Chapter XVII, Subchapter E, Sections 17.41 through 17.63, inclusive, except Section
                  17.555 which is not waived, of Vernon's Texas Code Annotated, Business and Commerce Code. In addition, there are no warranties or representations, either express or implied, as to the quality or quantity of the hydrocarbon reserves, if any, attributable to the interest conveyed herein or the ability of the property to produce hydrocarbons.

         TO HAVE AND TO HOLD all and singular the Subject Interest, as hereinabove described, unto Grantee, its successors and assigns, and Grantor, for itself, its successors and assigns, does hereby WARRANT AND FOREVER DEFEND, all and singular, title to the Subject Interests, free from all liens, claims, assessments and encumbrances, other than the existing burdens, unto Grantee, Grantee's successors and assigns, against every person lawfully claiming or to claim the same, or any part hereof, BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE. The reference herein to the "existing burdens" is for the purpose of protecting Grantor on Grantor's warranties, and shall not create, nor constitute a recognition of any rights in third parties. Grantor grants unto Grantee full power and right of substitution and subrogation in and to all covenants and warranties by others heretofore given or made in respect of the Subject Interests.

                                      III.

         The provisions hereof shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives, successors and assigns.

         IN TESTIMONY WHEREOF, this Conveyance is executed on the dates and at the places indicated in the respective acknowledgments below, but is stipulated herein to be effective as of 7:00 a.m., C.D.S.T., the 1st day of January, 1995.

GRANTOR:                               BENTON OIL & GAS COMBINATION
                                       PARTNERSHIP 1991-1, L.P.

                                       By:_______________________________

                                [acknowledgments]